Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended July 31, 2016

DORADO, PUERTO RICO / ACCESSWIRE / September 14, 2016 / Pharma-Bio Serv, Inc. (Pharma-Bio Serv or the Company) (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced net revenues for the three and nine months ended July 31, 2016 were $4.9 million and $14.9 million, respectively, a decrease of approximately $1.3 million and $2.6 million, or 21.3% and 14.9%, respectively, when compared to the same periods last year.

The decline for the three months ended July 31, 2016, when compared to the same period last year, is mainly attributable to a decline in projects in the Puerto Rico consulting market of $1.0 million, of which $0.2 million is attributable to projects in Latin America which were managed from Puerto Rico, plus decreases in the United States and Europe consulting markets of $0.3 million and $0.1 million, respectively, partially offset by a gain in the Puerto Rico Lab operation of approximately $0.1 million. Other Company divisions sustained minor revenue gains/losses or remained constant, when compared to the same period last year. The decline for the nine months ended in July 31, 2016, when compared to the same period last year, is mainly attributable to a $1.9 million decrease in the Puerto Rico consulting market, of which $1.1 million is attributable to projects in Latin America which were managed from Puerto Rico, plus decreases in the United States and Europe consulting markets for $1.0 million and $0.3 million, respectively, partially offset by a gain in the Puerto Rico Lab operation and project revenue from the Brazil consulting market of approximately $0.6 million and $0.1 million, respectively. Other Company divisions had minor revenue gains/losses or remained constant.

Selling, general and administrative expenses for the three and nine months ended July 31, 2016 were approximately $1.5 and $4.3 million, respectively. For the three months ended July 31, 2016 the Company incurred $0.1 million for the planned business development positions, however, these additional costs were offset by savings on various expenses and maintained total expenses constant. The nine months ended July 31, 2016 reflects an increase of $0.1 million when compared to the same period last year. The increase is attributable to $0.2 million incurred for the planned business development positions, partially offset by savings on various expenses.

During the nine month period ended July 31, 2016, the Company determined that an other than temporary impairment of $55,000 occurred for an available for sale security. Accordingly, the credit loss of $55,000 was recognized on earnings.

For the three months ended July 31, 2016, the Company sustained a net loss of approximately $130,000, while for the nine months ended July 31, 2016, the Company reported net income of approximately $257,000, a decrease of $0.6 and $0.8 million, respectively, when compared with the same periods last year. Our net income variance is mainly attributable to the decline in revenue, continued investment on business development and operational support expenses, recorded other than temporary impairment on available for sale securities, and the effect of the effective income tax rates (including Puerto Rico favorable tax grants) over income before tax.

For the three months ended July 31, 2016, losses per common share for both, basic and diluted were $0.006, a decrease of $0.026 and $0.025, respectively, when compared to the same period last year. The decrease is mainly attributable to the net loss for the three months ended July 31, 2016, as compared to the net income attained for the same period last year.

For the nine months ended July 31, 2016, earnings per common share for both, basic and diluted were $0.011, a decrease of $0.037 and $0.036 per share, respectively, when compared to the same period last year. The variance is mainly attributable to the decrease in net income for the nine months ended July 31, 2016, as compared to the same period last year.

“We remain steadfast in our approach and resolute in our vision to continue our transformative efforts to grow our business across a broader geographical and services footprint. As such, we continue to selectively invest in additional human capital, new markets, and Lab facilities and equipment while refining our model to achieve our future growth objectives,” said Victor Sanchez, CEO of Pharma-Bio Serv.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, Spain and Brazil. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological, chemical testing, and calibration services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2015, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:

Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631 703 4900